UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0530289
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value per share	The NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable
(Title of class)

Amendment No. 2 to Form 8-A

EXPLANATORY STATEMENT

Reincorporation; Assumption of Registration Statement

This Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Amendment No. 2 to the Registration Statement on Form 8-A (File No. 001-14468) (the “Registration Statement”) by Pure Bioscience, a California corporation (“Pure California”), the predecessor of Pure Bioscience, Inc., a Delaware corporation (the “Company”).  The Company succeeded to the interests of Pure California following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of March 24, 2011 (the “Merger Agreement”), between Pure California and the Company.  The Merger Agreement provided for, among other things, the merger of Pure California with and into the Company, a wholly owned subsidiary of Pure California (the “Merger”).  The Merger Agreement was approved by the shareholders of Pure California at the annual meeting of shareholders held on January 19, 2011, and adjourned and continued on February 20, 2011, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger and upon the effective date of the Merger, each outstanding share of common stock, no par value, of Pure California was automatically converted into one share of common stock, $0.01 par value, of the Company.  Immediately prior to the consummation of the Merger, the Company had nominal assets and liabilities.

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Amendment No. 2, the Company, as successor issuer to Pure California, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.  The applicable registration fees were paid at the time of the original filing of this Registration Statement.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.              Description of Registrant’s Securities to be Registered.

A description of the common stock, par value $0.01 per share (the “Common Stock”), of Pure Bioscience, Inc., a Delaware corporation (the “Company”), to be registered hereunder is contained under Item 3.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2011, and is incorporated herein by reference.

Item 2.              Exhibits.

The documents listed below are filed as exhibits to this registration statement.

Exhibit Number	Exhibit Title
3.1(1)	Certificate of Incorporation of Pure Bioscience, Inc.
3.2(1)	Bylaws of Pure Bioscience, Inc.
4.1	Reference is made to Exhibits 3.1 and 3.2
_____________________________

(1)	Incorporated by reference to the exhibit of the same number from the Company’s Current Report on Form 8-K as filed with the Commission on March 25, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PURE BIOSCIENCE, INC.

By:	/s/ Andrew J. Buckland
Name:	Andrew J. Buckland
Title:	Chief Financial Officer
Date:	March 25, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Title
3.1(1)	Certificate of Incorporation of Pure Bioscience, Inc.
3.2(1)	Bylaws of Pure Bioscience, Inc.
4.1	Reference is made to Exhibits 3.1 and 3.2
________________________

(1)	Incorporated by reference to the exhibit of the same number from the Company’s Current Report on Form 8-K as filed with the Commission on March 25, 2011.

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